AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND CONSENT TO MODIFY DEBENTURES

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND CONSENT TO MODIFY DEBENTURES (“Amendment and Consent”) is made and entered into as of July 20, 2016, by and between Function(x) Inc., a Delaware corporation the (“Company”) and the Purchasers (as defined herein).
RECITALS
A.    The Company and Purchasers previously entered into that certain Securities Purchase Agreement dated as of July 12, 2016 (the “Purchase Agreement”) in connection with the sale by the Company of the Debentures and Warrants as specified in the Purchase Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.
B.    Pursuant to the terms of the Purchase Agreement, the Company issued $4,444,444 to the Purchasers as evidenced by the Debentures dated July 12, 2016.
C.    The Company intends to repay up to $2,000,000.00 of debt owed to Sillerman Investment Company IV, LLC (“SIC IV”), which is an affiliate of Robert F.X. Sillerman, the Chief Executive Officer of the Company (the “Debt Repayment”).
D.    The Company further desires to enter into an amendment to that certain Line of Credit Grid Promissory Note with SIC IV, pursuant to which SIC IV will provide an additional line of credit to the Company of up to $5,000,000 (the “Line of Credit Amendment”).
E.    Section 5.5 of the Purchase Agreement provides that amendments thereto must be approved in writing by a majority in interest of the Debentures.
F.    Section 7 of the Debentures provides that the written consent of the holder of at least 50% in principal amount of the then outstanding Debentures is required to modify the negative covenants contained therein.
G.    The Company has requested, and the Purchasers have agreed, to make the amendment to the Purchase Agreement and to consent to the modification of the Debentures further described herein in connection with the Debt Repayment and Line of Credit.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Recitals. The recitals above are hereby incorporated herein and affirmed as true and correct as written.
2.
    Amendments to the Purchase Agreement.

a.	Section 4.15(a) of the Purchase Agreement shall be deleted in its entirety and the following shall be inserted in replacement thereof:
“(a)    During any period when the Debentures remain outstanding, the Company shall not offer or sell any new debt securities without the prior written consent of the Purchasers, except for (i) debt related to assets purchased from Rant and (ii) debt incurred for working capital, each of which is expressly subordinate in a form acceptable to the Purchasers to the rights of the Purchasers and for which no payments may be made at any time when Debentures remain outstanding, (iii) debt incurred in connection with the settlement of trade payables or other settlements, with monthly payments in an aggregate amount not to exceed $400,000 in the first month following the issuance of the Debentures and $350,000 per month thereafter, (iv) the Additional Debentures, (v) the repayment of up to $2,000,000 of indebtedness to Sillerman Investment Company IV, LLC, an affiliate of Robert F.X. Sillerman, Chief Executive Officer of the Company, and (vi) debt of up to $5,000,000.00 pursuant to the Line of Credit Amendment.”

b.    Section 4.18 of the Purchase Agreement shall be deleted in its entirety and the following shall be inserted in replacement thereof:

“Cash Reserves; Agreement of Robert F. X. Sillerman. At all times while any Debentures remain outstanding, the Company shall maintain an available cash balance in its commercial bank account or other liquid and available funds of $1,000,000 (the “Minimum Cash Reserve”). By his signature hereunder, Robert F.X. Sillerman (the “Guarantor”) hereby guarantees that if and to the extent the Company is unable to maintain the Minimum Cash Reserve, the Guarantor shall provide within three (3) business days unrestricted cash to the Company in the amount of the shortfall to be held in the Minimum Cash Reserve. The maximum amount to be provided to the Company pursuant to this Section 4.18 shall initially be $6,000,000 in the aggregate (the “Maximum Amount”). Of this amount, the first $5,000,000 shall be provided to the Company through the Company’s draws on that certain Line of Credit Grid Promissory Note dated June 12, 2015, as amended July 20, 2016, between the Company and Sillerman Investment Company IV, LLC, an affiliate of the Guarantor (the “Grid Note”). Any and all amounts drawn by the Company under the Grid Note shall reduce the Maximum Amount on a dollar for dollar basis. In no event shall the Guarantor be liable for any payment of the Maximum Amount until the Grid Note has been fully drawn. Guarantor’s liability under this Section 4.18 shall be limited to a maximum of $1,000,000 in the aggregate, regardless of the remaining Maximum Amount or the Minimum Cash Reserve. To the extent there are additional shortfalls in the Minimum Cash Reserve, neither Guarantor nor Sillerman Investment Company IV, LLC shall have any obligation to provide additional amounts once an aggregate amount of $6,000,000 pursuant to this Section 4.18 has been provided. The obligations of the Guarantor hereunder are absolute and continuing at all times while any Debenture remains outstanding.

3.
    Modification of the Debentures. Section 7(d) of the Debentures shall be deleted in its entirety and the following shall be inserted in replacement thereof:
“(d)    incur, guarantee or assume or suffer to exist any Indebtedness, other than the Indebtedness evidenced by this Debenture and the other Debentures (including Additional Debentures), except for (i) debt related to assets purchased from Rant and (ii) debt incurred for working capital, each of which is expressly subordinate in a form acceptable to the Purchasers to the rights of the Purchasers and for which no payments may be made at any time when Debentures remain outstanding, and (iii) debt incurred in connection with the settlement of trade payables or other settlements, with monthly payments in an aggregate amount not to exceed $400,000 in the first month following the issuance of the Debentures and $350,000 per month thereafter, (iv) the Additional Debentures, (v) the repayment of up to $2,000,000 of indebtedness to Sillerman Investment Company IV, LLC, an affiliate of Robert F.X. Sillerman, Chief Executive Officer of the Company, and (vi) debt of up to $5,000,000.00 pursuant to the Line of Credit Amendment.”

4.
    Reaffirmation of Representations, Etc. Company hereby reaffirms to Purchasers, after giving effect to this Amendment and Consent, each of its representations, warranties, covenants and agreements as set forth in the Purchase Agreement and Debentures executed by it.
5.
    Conditions Precedent. This Amendment and Consent shall not become effective unless and until the following conditions precedent have been satisfied:
(a)
    No Event of Default or other circumstance which could reasonably be expected to have a Material Adverse Change in the business or financial condition of the Company shall have occurred and be continuing.
(b)
    The Company shall have executed and delivered or shall have caused to have executed and delivered such documents, instruments and agreements as the Purchasers or their counsel reasonably deem necessary to amend the Purchase Agreement, and the Debenture, in form and content satisfactory to the Purchasers and their counsel, including, but not limited to, this Amendment and Consent.
6.
    Enforceable Obligations. The Company hereby ratifies, affirms, reaffirms, acknowledges, confirms and agrees that the Purchase Agreement and Debenture represent valid and enforceable obligations of the Company, as the case may be, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Debentures, and further acknowledges and represents that no event has occurred and no condition exists which would constitute a default under the Debentures or this Amendment and Consent, either with or without notice or lapse of time, or both.
7.
    No Additional Terms. Notwithstanding anything to the contrary contained herein or inferred hereby or in any other instrument executed by the Company or in any other action or conduct undertaken by the Company on or before the date hereof, the agreements, covenants and provisions contained herein shall constitute the only evidence of the Purchasers’ consent to modify the terms and provisions of the Purchase Agreement and the Debentures in the manner set forth herein. No express or implied consent to any further modifications involving any of the matters set forth in this Amendment and Consent or otherwise, shall be inferred or implied from the Purchasers’ execution of this Amendment and Consent. Further, the Purchasers’ execution of this Amendment and Consent shall not constitute a waiver (either express or implied) of the requirement that any further modifications of the Purchase Agreement or Debentures shall require the express written approval in accordance with Section 5.5 of the Purchase Agreement and Section 7 of the Debentures.
8.
    Miscellaneous.
(a)
    As modified hereby, the provisions of the Purchase Agreement and Debentures shall continue in full force and effect. In the event of any inconsistency between this Amendment and Consent and the terms of the Purchase Agreement and the Debentures, this Amendment and Consent shall govern.
(b)
    Any default by the Company in the performance of their obligations herein contained shall constitute a default under the Debentures and shall allow the Purchasers to exercise all of the remedies set forth in the Debentures.
(c)
    The Purchasers do not, by its execution of this Amendment and Consent, waive any rights it may have against any person not a party to this Amendment and Consent.
(d)
    In case any of the provisions of this Amendment and Consent shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Amendment and Consent shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
(e)
    This Amendment and Consent shall be governed and construed according to the laws of the State of New York (without regard to any conflict of laws principles) and the applicable laws of the United States. Venue shall be the City of New York, Borough of Manhattan.
(f)
    This Amendment and Consent shall be binding upon and inure to the benefit of the Purchasers, the Company and its respective successors, assigns and legal representatives.
(g)
    The Company hereby acknowledges and agrees that it has entered into this Amendment and Consent of its own free will and accord and in accordance with its own judgment after advice of its own legal counsel, and states that it has not been induced to enter into this Amendment and Consent by any statement, act or representation of any kind or character on the part of the parties hereto, except as expressly set forth in this Amendment and Consent.
(h)
    This Amendment and Consent may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.
(i)
    Except as modified herein, all other terms, conditions and provisions of Purchase Agreement and Debentures shall remain in full force and effect as of the date thereof and the Company acknowledges and reaffirms their liability to the Purchasers hereunder.
(j)
    THIS AMENDMENT AND CONSENT, THE PURCHASE AGREEMENT AND THE DEBENTURES DOCUMENTS AS AMENDED BY THIS AMENDMENT AND CONSENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows]

EXECUTED to be effective as of the date first written above.
COMPANY:
FUNCTION(X) INC.
By:
Name:
Title:
Address for Notices:
PURCHASERS:

By:
Name:
Title:
Address for Notices:

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